The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(2)
Registration No. 333-257113

Subject to Completion, Dated March 31, 2022

Pricing Supplement dated      , 2022

(To Stock-Linked Underlying Supplement dated September 2, 2021,

Prospectus Supplement dated September 2, 2021, and Prospectus dated September 2, 2021)

Canadian Imperial Bank of Commerce

Senior Global Medium-Term Notes

$                  Notes Linked to Raymond James Equity Securities Selections due April 28, 2023

•	The notes (the “notes”) are linked to an equally-weighted basket of 28 common equity securities (each, a “Reference Stock” and together, the “Basket”) of entities that are not affiliated with us (each, a “Reference Stock Issuer”).

•	The Reference Stocks, which were selected in March 2022 by Raymond James & Associates, Inc. (“Raymond James”), are the common equity securities of the following companies: Analog Devices, Inc. (“ADI”), The Allstate Corporation (“ALL”), American Homes 4 Rent (“AMH”), Avnet, Inc. (“AVT”), Chubb Limited (“CB”), Cisco Systems, Inc. (CSCO”), Casella Waste Systems, Inc. (“CWST”), Darling Ingredients Inc. (“DAR”), Devon Energy Corporation (“DVN”), Eagle Materials Inc. (“EXP”), Diamondback Energy, Inc. (“FANG”), Freeport-McMoRan Inc. (“FCX”), Forward Air Corporation (“FWRD”), The Hartford Financial Services Group, Inc. (“HIG”), Cheniere Energy, Inc. (“LNG”), Marathon Oil Corporation (“MRO”), Newmont Corporation (“NEM”), ON Semiconductor Corporation (“ON”), Old Republic International Corporation (“ORI”), PulteGroup, Inc. (“PHM”), Pioneer Natural Resources Company (“PXD”), Royal Gold, Inc. (“RGLD”), Signature Bank (“SBNY”), Tractor Supply Company (“TSCO”), Webster Financial Corporation (“WBS”) WESCO International, Inc. (“WCC”), Wintrust Financial Corporation (“WTFC”) and Zions Bancorporation, National Association (“ZION”).

•	The Participation Rate is 97.80%. You may lose all or a portion of the principal amount of your notes at maturity if the value of the Basket does not increase by at least approximately 2.25%, as described in more detail below.

•	The notes may pay a coupon on the quarterly Coupon Payment Dates. The amount of any coupons to be paid on the notes will not be fixed, and will depend upon the total dividends or distributions paid on the Reference Stocks during the preceding quarter, as described in more detail below.

•	On the Maturity Date, the amount that we will pay to you for each $1,000 in principal amount of the notes (the “Redemption Amount”) will depend upon the performance of the Basket over the term of the notes. We describe in more detail below how the payment at maturity will be determined.

•	The notes will not be listed on any securities exchange.

•	The notes will be issued in minimum denomination of $1,000 and integral multiples of $1,000 in excess thereof.

The notes are unsecured obligations of the Bank and any payments on the notes are subject to the credit risk of the Bank. The notes will not constitute deposits insured by the Canada Deposit Insurance Corporation, the U.S. Federal Deposit Insurance Corporation, or any other government agency or instrumentality of Canada, the United States or any other jurisdiction. The notes are not bail-inable debt securities (as defined on page 6 of the prospectus).

Neither the Securities and Exchange Commission (the “SEC”) nor any state or provincial securities commission has approved or disapproved of these notes or determined if this pricing supplement or the accompanying underlying supplement, prospectus supplement or prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Investing in the notes involves risks not associated with an investment in ordinary debt securities. See “Additional Risk Factors” beginning on page PS-9 of this pricing supplement, and “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the prospectus supplement and page 1 of the prospectus.

	Price to Public (Initial Issue Price)	Underwriting Discount (1)	Proceeds to Issuer
Per Note	$1,000.00	Up to $12.50	At least $987.50
Total	$	$	$

(1)	CIBC World Markets Corp. (“CIBCWM”), acting as agent for the Bank, will receive a commission of up to $12.50 (1.25%) per $1,000 principal amount of the notes. CIBCWM may use a portion or all of its commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions. See “Supplemental Plan of Distribution (Conflicts of Interest)” on page PS-35 of this pricing supplement.

The initial estimated value of the notes on the Trade Date as determined by the Bank is expected to be between $958.00 and $978.00 per $1,000 principal amount of the notes, which is expected to be less than the price to public. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

We will deliver the notes in book-entry form through the facilities of The Depository Trust Company (“DTC”) on or about April 27, 2022 against payment in immediately available funds.

CIBC Capital Markets

ADDITIONAL TERMS OF THE NOTES

You should read this pricing supplement together with the prospectus dated September 2, 2021 (the “prospectus”), the prospectus supplement dated September 2, 2021 (the “prospectus supplement”) and the Stock-Linked Underlying Supplement dated September 2, 2021 (the “underlying supplement”). Information in this pricing supplement supersedes information in the underlying supplement, the prospectus supplement and the prospectus to the extent it is different from that information. Certain terms used but not defined herein will have the meanings set forth in the underlying supplement, the prospectus supplement or the prospectus.

You should rely only on the information contained in or incorporated by reference in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus. This pricing supplement may be used only for the purpose for which it has been prepared. No one is authorized to give information other than that contained in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus, and in the documents referred to in those documents and which are made available to the public. We, CIBCWM, Raymond James and our respective affiliates have not authorized any other person to provide you with different or additional information. If anyone provides you with different or additional information, you should not rely on it.

We, CIBCWM and Raymond James are not making an offer to sell the notes in any jurisdiction where the offer or sale is not permitted. You should not assume that the information contained in or incorporated by reference in this pricing supplement or the accompanying underlying supplement, the prospectus supplement or the prospectus is accurate as of any date other than the date of the applicable document. Our business, financial condition, results of operations and prospects may have changed since that date. Neither this pricing supplement nor the accompanying underlying supplement, the prospectus supplement or the prospectus constitutes an offer, or an invitation on behalf of us, CIBCWM or Raymond James, to subscribe for and purchase any of the notes and may not be used for or in connection with an offer or solicitation by anyone in any jurisdiction in which such an offer or solicitation is not authorized or to any person to whom it is unlawful to make such an offer or solicitation.

References to “CIBC,” “the Issuer,” “the Bank,” “we,” “us” and “our” in this pricing supplement are references to Canadian Imperial Bank of Commerce and not to any of our subsidiaries, unless we state otherwise or the context otherwise requires.

You may access the underlying supplement, the prospectus supplement and the prospectus on the SEC website www.sec.gov as follows (or if such address has changed, by reviewing our filing for the relevant date on the SEC website):

•	Underlying supplement dated September 2, 2021: https://www.sec.gov/Archives/edgar/data/1045520/000110465921112449/tm2123981d22_424b5.htm

•	Prospectus supplement dated September 2, 2021: https://www.sec.gov/Archives/edgar/data/1045520/000110465921112440/tm2123981d29_424b5.htm

•	Prospectus dated September 2, 2021: https://www.sec.gov/Archives/edgar/data/1045520/000110465921112558/tm2123981d24_424b3.htm

SUMMARY

The information in this “Summary” section is qualified by the more detailed information set forth in the underlying supplement, the prospectus supplement and the prospectus. See “Additional Terms of the Notes” in this pricing supplement.
Issuer:	Canadian Imperial Bank of Commerce
Principal Amount:	$1,000 per note
Aggregate Principal Amount:	$
Term:	Approximately one year
Trade Date:	Expected to be April 22, 2022
Original Issue Date:	Expected to be April 27, 2022 (to be determined on the Trade Date and expected to be the third scheduled Business Day after the Trade Date)
Final Valuation Date:	Expected to be April 24, 2023, subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.
Maturity Date:	Expected to be April 28, 2023, subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.
Reference Asset:	A basket of 28 Reference Stocks. The Reference Stock Issuers are as follows:
Reference Stock Issuer	Bloomberg Ticker
Analog Devices, Inc.	ADI UW Equity
The Allstate Corporation	ALL UN Equity
American Homes 4 Rent	AMH UN Equity
Avnet, Inc.	AVT UW Equity
Chubb Limited	CB UN Equity
Cisco Systems, Inc.	CSCO UW Equity
Casella Waste Systems, Inc.	CWST UW Equity
Darling Ingredients Inc.	DAR UN Equity
Devon Energy Corporation	DVN UN Equity
Eagle Materials Inc.	EXP UN Equity
Diamondback Energy, Inc.	FANG UW Equity
Freeport-McMoRan Inc.	FCX UN Equity
Forward Air Corporation	FWRD UW Equity
The Hartford Financial Services Group, Inc.	HIG UN Equity
Cheniere Energy, Inc.	LNG UA Equity
Marathon Oil Corporation	MRO UN Equity
Newmont Corporation	NEM UN Equity
ON Semiconductor Corporation	ON UW Equity
Old Republic International Corporation	ORI UN Equity
Pultegroup, Inc.	PHM UN Equity
Pioneer Natural Resources Company	PXD UN Equity
Royal Gold, Inc.	RGLD UW Equity
Signature Bank	SBNY UW Equity
Tractor Supply Company	TSCO UW Equity
Webster Financial Corporation	WBS UN Equity
WESCO International, Inc.	WCC UN Equity
Wintrust Financial Corporation	WTFC UW Equity
Zions Bancorporation, National Association	ZION UW Equity

The Reference Stocks are securities selected by the Equity Research Department of Raymond James. The identity of the Reference Stocks will not change over the term of the notes, except in limited circumstances relating to corporate events that may affect the Reference Stocks, as described in “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement, provided that shares of a corporation resident in Canada for purposes of the Income Tax Act (Canada) shall not be eligible for substitution as described therein. There is no assurance that any Reference Stock Issuer will be successful or that the price of any Reference Stock will increase. See “Information Regarding the Reference Stocks—Selection of the Composition of the Basket,” and “Additional Risk Factors—The inclusion of the Reference Stocks in the Basket does not guarantee a positive return on the notes” in this pricing supplement.

Redemption Amount:

The amount that you will receive at maturity for each $1,000 in principal amount of the notes will depend upon the performance of the Basket. The Redemption Amount will equal:

$1,000 x the Basket Level Percentage x the Participation Rate.

As discussed in more detail below, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount that exceeds the principal amount of the notes. In addition, the Redemption Amount could be substantially less than the principal amount of the notes.

Participation Rate:	97.80%. Because the Participation Rate is less than 100%, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount that exceeds the principal amount of the notes. In addition, because the Participation Rate is less than 100%, the coupon payments you may receive on the notes will be less than the applicable Dividend Amounts.
Basket Level Percentage:	The sum of the Weighted Reference Stock Performances.
Weighted Reference Stock Performance:	For each Reference Stock, the product of (a) its Reference Stock Performance and (b) its Reference Stock Weighting.
Reference Stock Weighting:	For each Reference Stock, 1/28 (approximately 3.5714%), except as described below, under “—Potential Unequal Weighting.”
Reference Stock Performance:	For each Reference Stock, its Reference Stock Performance will equal (a) its Final Price divided by (b) its Initial Price, expressed as a percentage.
Initial Price:	For each Reference Stock, its Closing Price on the Trade Date, subject to adjustment as described under “Certain Terms of the Notes—Anti-Dilution Adjustments” in the underlying supplement, provided that “—Extraordinary Dividends” does not apply to the notes.
Final Price:	For each Reference Stock, its Closing Price on the Final Valuation Date.
Coupon Determination Dates:

Quarterly, expected to be July 22, 2022, October 24, 2022, January 23, 2023, and the Final Valuation Date.

Each Coupon Determination Date is subject to postponement as described under “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” in the underlying supplement.

Coupon Payment Dates:	Quarterly, expected to be July 27, 2022, October 27, 2022, January 26, 2023, and the Maturity Date.

Each Coupon Payment Date is subject to postponement as described under “Certain Terms of the Notes—Interest Payment Dates, Coupon Payment Dates, Call Payment Dates and Maturity Date” in the underlying supplement.
Coupon Payments:	For each $1,000 in principal amount, the amount of coupon payments, if any, will depend upon the amount of dividends paid on each Reference Stock during the Coupon Calculation Period preceding each Coupon Payment Date, and will equal (a) the sum of the Dividend Amounts for each of the Reference Stocks multiplied by (b) the Participation Rate.
Coupon Calculation Period:	The first Coupon Calculation Period will commence on the Trade Date and end on the first Coupon Determination Date. Each subsequent Coupon Calculation Period will begin on the Trading Day following a Coupon Determination Date and end on the next Coupon Determination Date.
Dividend Amount:	For each Reference Stock, an amount in U.S. dollars equal to (a) $1,000 divided by the applicable Initial Price multiplied by (b) the applicable Reference Stock Weighting multiplied by (c) 100% of the gross cash distributions (including ordinary and extraordinary dividends), after withholding tax that would be imposed on CIBC with respect to such dividends, if any, per share or unit of the Reference Stock declared by the Reference Stock Issuer where the date that the applicable Reference Stock has commenced trading ex-dividend on its primary U.S. securities exchange as to each relevant distribution occurs during the relevant Coupon Calculation Period. If any Dividend Amount announced and/or declared by the relevant Reference Stock Issuer is not paid as so announced or declared, or is paid in a smaller amount, the calculation agent shall make such adjustments to the Basket as shall be necessary to reflect the actual amount received by holders of the Reference Stocks. The positive effect of any Dividend Amounts on any coupon payments will be reduced as a result of the Participation Rate set forth above.

Potential Unequal Weighting:

On the Trade Date, we may determine, in our sole discretion, that one or more of the Reference Stocks has relatively lower liquidity than most or all of the other Reference Stocks. In such circumstances, we reserve the right to assign a Reference Stock Weighting for that Reference Stock or those Reference Stocks (each, a “Lower Weight Reference Stock”) that is less than 1/28 (approximately 3.5714%).

For example:

•       If we assign a Reference Stock Weighting of only 1% to one Lower Weight Reference Stock, the other 27 Reference Stocks will account for the remaining 99% of the Basket, and therefore, will each have a Reference Stock Weighting of approximately 3.6667% (99% divided by 27), instead of 1/28 (approximately 3.5714%).

•      If we assign a Reference Stock Weighting of 2% to one Lower Weight Reference Stock and 3% to another Lower Weight Reference Stock, the other 26 Reference Stocks will account for the remaining 95% of the Basket, and therefore, will each have a Reference Stock Weighting of approximately 3.6538% (95% divided by 26), instead of 1/28 (approximately 3.5714%).

•       If we assign a Reference Stock Weighting of 1% to three different Lower Weight Reference Stocks, the other 25 Reference Stocks will account for the remaining 97% of the Basket, and therefore, will each have a Reference Stock Weighting of approximately 3.88% (97% divided by 25), instead of 1/28 (approximately 3.5714%).

The final pricing supplement will set forth whether or not there are any Lower Weight Reference Stocks in the Basket, and the actual Reference Stock Weighting of each Reference Stock.

Record Date:	The third Business Day immediately preceding the relevant Coupon Payment Date, provided the final Coupon Payment will be paid to the holders entitled to the payment at maturity.
Calculation Agent:	Canadian Imperial Bank of Commerce
CUSIP / ISIN:	136071GG6 / US136071GG69
Fees and Expenses:	The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes.
Distribution:	The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer or agent may make offers of the notes to any such investor.
The Trade Date and the other dates set forth above are subject to change, and will be set forth in the final pricing supplement relating to the notes.

HYPOTHETICAL PAYMENT AT MATURITY

The following hypothetical examples are provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the value of the Basket and the related effect on the Redemption Amount. The following hypothetical examples illustrate the payment you would receive on the Maturity Date if you purchased $1,000 in principal amount of the notes. Numbers appearing in the examples below have been rounded for ease of analysis. The examples below are based on the Participation Rate of 97.80%.This table does not reflect any coupons that may be paid on the notes.

Hypothetical Basket Level Percentage	Hypothetical Redemption Amount per $1,000 in Principal Amount	Hypothetical Total Return on the Notes (Excluding Any Coupon Payments)
200.00%	$1,956.00	95.60%
175.00%	$1,711.50	71.15%
150.00%	$1,467.00	46.70%
125.00%	$1,222.50	22.25%
110.00%	$1,075.80	7.58%
105.00%	$1,026.90	2.69%
102.25%(1)	$1,000.00	0.00%
100.00%(2)	$978.00	-2.20%
95.00%	$929.10	-7.09%
90.00%	$880.20	-11.98%
80.00%	$782.40	-21.76%
75.00%	$733.50	-26.65%
50.00%	$489.00	-51.10%
25.00%	$244.50	-75.55%
0.00%	$0.00	-100.00%

(1)  For you to receive a Redemption Amount greater than the principal amount of the notes, the Basket Level Percentage must be greater than approximately 102.25%, because the Participation Rate is only 97.80%.

(2)  If the Basket Level Percentage is less than approximately 102.25%, you will lose some or all of the principal amount of the notes.

Please see “Additional Risk Factors—Your Investment in the Notes May Result in a Loss” below.

INVESTOR CONSIDERATIONS

The notes are not appropriate for all investors. The notes may be an appropriate investment for you if:

●	You believe that the Basket Level Percentage will be greater than approximately 102.25%.

●	You understand that the Participation Rate is less than 100%, which will negatively affect your return on the notes.

●	You seek an investment with quarterly Coupon Payments based on the amount of dividends paid on the Reference Stocks during the term of the notes.

●	You are willing to accept the risk that you may not receive any Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

●	You do not seek certainty of current income over the term of the notes.

●	You do not seek an investment for which there will be an active secondary market.

●	You are willing to assume the credit risk of the Bank for any payments under the notes.

The notes may not be an appropriate investment for you if:

●	You believe that the Basket Level Percentage will be less than approximately 102.25%.

●	You are unwilling to accept that the Participation Rate is less than 100%, which will negatively affect your return on the notes.

●	You believe that the Coupon Payments, if any, will not provide you with your desired return.

●	You are unwilling to accept the risk that you may not receive any Coupon Payments on most or all of the Coupon Payment Dates and may lose up to 100% of the principal amount of the notes at maturity.

●	You seek full payment of the principal amount of the notes at maturity.

●	You seek certainty of current income over the term of the notes.

●	You are unable or unwilling to hold the notes to maturity.

●	You seek an investment for which there will be an active secondary market.

●	You are not willing to assume the credit risk of the Bank for all payments under the notes.

The investor suitability considerations identified above are not exhaustive. Whether or not the notes are a suitable investment for you will depend on your individual circumstances and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisors have carefully considered the suitability of an investment in the notes in light of your particular circumstances. You should also review ‘‘Additional Risk Factors’’ below for risks related to the notes.

ADDITIONAL RISK FACTORS

An investment in the notes involves significant risks. In addition to the following risks included in this pricing supplement, we urge you to read “Risk Factors” beginning on page S-1 of the accompanying underlying supplement, page S-1 of the accompanying prospectus supplement and page 1 of the accompanying prospectus.

You should understand the risks of investing in the notes and should reach an investment decision only after careful consideration, with your advisers, of the suitability of the notes in light of your particular financial circumstances and the information set forth in this pricing supplement and the accompanying underlying supplement, the prospectus supplement and the prospectus.

Structure Risks

Your investment in the notes may result in a loss.

The notes do not guarantee any return of principal. The amount payable on the notes at maturity will depend on the performance of the Reference Stocks and the dividends declared on the Reference Stocks, and may be less, and possibly significantly less, than the principal amount. If the prices of the Reference Stocks decrease and the final coupon payment, if any, is not sufficient to offset that decrease, the payment at maturity will be less than the principal amount.

In addition, because the Participation Rate is only 97.80%, the Basket Level Percentage must exceed approximately 102.25% in order for you to receive a Redemption Amount that exceeds the principal amount. You may lose all or a substantial portion of the amount that you invested to purchase the notes. You may incur a loss, even if the Basket Level Percentage is positive (but less than approximately 102.25%). Please also see “The Notes Will Not Reflect the Full Performance of the Reference Stocks, Which May Negatively Impact Your Return.”

The notes may not pay coupon.

There may be no periodic coupon payments on the notes, and any such payments may be less than there would be on a conventional fixed-rate or floating-rate debt security having the same maturity. The amount of each coupon payment, if any, will depend upon the amount of dividends paid on each Reference Stock during the Coupon Calculation Period preceding each Coupon Payment Date, as adjusted by the Participation Rate.

The notes will not reflect the full performance of the Reference Stocks, which may negatively impact your return.

Because the calculation of the Redemption Amount includes a Participation Rate of less than 100%, the return, if any, on the notes will not reflect the full performance of the Reference Stocks. Therefore, the yield to maturity based on the methodology for calculating the Redemption Amount will be less than the yield that would be produced if the Reference Stocks were purchased and held for a similar period. In addition, because the Participation Rate is less than 100%, any coupon payments you receive on the notes will be less than the applicable Dividend Amounts.

Any increase in the price of one or more Reference Stocks may be offset by decreases in the price of one or more other Reference Stocks.

The price of one or more of the Reference Stocks may increase while the price of one or more of the other Reference Stocks decreases. Therefore, in determining the value of the Basket at any time, increases in the price of one Reference Stock may be moderated, or wholly offset, by decreases in the price of one or more other Reference Stocks. In addition, if the final pricing supplement sets forth one or more Lower Weight Reference Stocks, any increases in the value of any Lower Weight Reference Stock will have a smaller impact on the payment of the notes than if that Lower Weight Reference Stock had been assigned a Reference Stock Weighting that was equal to that of the other Reference Stocks. The positive performance of that Lower Weight Reference Stock will offset to a lesser extent any decrease in value of any Reference Stock with a higher weighting.

The Redemption Amount will not reflect changes in the price of each Reference Stock other than on the Final Valuation Date.

Changes in the price of each Reference Stock during the term of the notes other than on the Final Valuation Date will not be reflected in the calculation of the Redemption Amount. To calculate the Redemption Amount, the calculation agent will compare only the Final Price of each Reference Stock to its Initial Price. No other prices of the Reference Stocks will be taken into account. As a result, even if the price of each Reference Stock has increased at certain times during the term of the notes, you will receive a Redemption Amount that is less than the principal amount if the Final Price of each Reference Stock is less than its Initial Price.

Reference Asset Risks

Correlation among the Reference Stocks may affect the value of your notes.

The Reference Stocks may not represent a diversified portfolio of securities. To the extent that the Reference Stocks move in the same direction (i.e., are highly correlated), you will lose some or all of the benefits that would ordinarily apply to a diversified portfolio of securities.

The notes are subject to risks associated with Reference Stock(s) that have a limited trading history.

The common stock of Avnet, Inc. began trading in May 2018. Accordingly, there is very limited trading history available for this Reference Stock upon which you can evaluate its prior performance.

The notes may be subject to non-U.S. securities markets risk.

The notes may be linked to the prices of non-U.S. companies and subject to risks associated with the home country of such non-U.S. companies. The prices of such non-U.S. companies’ common equity securities may be affected by political, economic, financial and social factors in the home country of such non-U.S. companies, including changes in such country’s government, economic and fiscal policies, currency exchange laws or other laws or restrictions, which could adversely affect the value of the notes.

The inclusion of the Reference Stocks in the Basket does not guarantee a positive return on the notes.

The inclusion of the Reference Stocks in the Basket does not guarantee a positive return on the notes. There can be no assurance that any Reference Stock, or the Basket in its entirety, will increase in value. The performance of the Reference Stocks may be less than the performance of the equities markets generally, or less than the performance of other securities in which you may choose to invest. The Reference Stocks were selected by the Equity Research Department at Raymond James, but any views expressed by such research department are separate and apart from the offering of these notes and do not constitute investment advice. There is no assurance that any Reference Stock Issuer will be successful or that the price of any Reference Stock will increase. Although dividends have been paid on the Reference Stocks in the past, there can be no assurance that they will be paid in the future, or that any such dividends will be paid at the same rate as they have been in the past. Our offering of the notes does not constitute our recommendation or the recommendation of Raymond James or any of our respective affiliates to invest in the notes or in the Reference Stocks.

There will be limited anti-dilution protection.

For certain events affecting shares of a Reference Stock, such as stock splits and stock dividends, the calculation agent may make adjustments which may adversely affect any payments on the notes. However, the calculation agent is not required to make an adjustment for every corporate action which affects the price of a Reference Stock. If an event occurs that does not require the calculation agent to adjust the price of a Reference Stock, the market value of the notes and the amount due on the notes may be materially and adversely affected.

Conflicts of Interest

Certain business, trading and hedging activities of us, CIBCWM, Raymond James or our respective affiliates may create conflicts with your interests and could potentially adversely affect the value of the notes.

We, CIBCWM, Raymond James, and our respective affiliates may engage in trading and other business activities related to a Reference Stock that are not for your account or on your behalf. We, CIBCWM, Raymond James, and our respective affiliates also may issue or underwrite other financial instruments with returns based upon a Reference Stock. These activities may present a conflict of interest between your interest in the notes and the interests that we, CIBCWM, Raymond James, and our respective affiliates may have in our or their proprietary accounts, in facilitating transactions, including block trades, for our or their other customers, and in accounts under our or their management. These trading and other business activities, if they adversely affect the price of any Reference Stock or secondary trading in your notes, could be adverse to your interests as a beneficial owner of the notes.

Moreover, we, CIBCWM, Raymond James, and our respective affiliates play a variety of roles in connection with the issuance of the notes, including hedging our obligations under the notes and making the assumptions and inputs used to determine the pricing of the notes and the initial estimated value of the notes when the terms of the notes are set. We expect to hedge our obligations under the notes through one of our affiliates and/or another unaffiliated counterparty, which may include any dealer from which you purchase the notes. Any of these hedging activities may adversely affect the price of a Reference Stock and therefore the market value of the notes and the amount you will receive, if any, on the notes. In connection with such activities, the economic interests of us, CIBCWM, Raymond James, and our respective affiliates may be adverse to your interests as an investor in the notes. Any of these activities may adversely affect the value of the notes. In addition, because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging activity may result in a profit that is more or less than expected, or it may result in a loss. We, CIBCWM, Raymond James, or one or more of respective affiliates or any unaffiliated counterparty will retain any profits realized in hedging our obligations under the notes even if investors do not receive a favorable investment return under the terms of the notes or in any secondary market transaction. Any profit in connection with such hedging activities will be in addition to any other compensation that we, CIBCWM, Raymond James, or one or more of respective affiliates or any unaffiliated counterparty receive for the sale of the notes, which creates an additional incentive to sell the notes to you. We, CIBCWM, Raymond James, or one or more of respective affiliates or any unaffiliated counterparty will have no obligation to take, refrain from taking or cease taking any action with respect to these transactions based on the potential effect on an investor in the notes.

There are potential conflicts of interest between you and the calculation agent.

The calculation agent will determine, among other things, the amount of payments on the notes. The calculation agent will exercise its judgment when performing its functions. For example, the calculation agent will determine whether a Market Disruption Event affecting a Reference Stock has occurred, and make a good faith estimate in its sole discretion of the Closing Price for an affected Reference Stock under certain circumstances, and make certain anti-dilution adjustments with respect to a Reference Stock if certain corporate events occur. See “Certain Terms of the Notes—Valuation Dates—For Notes Where the Reference Asset Consists of Multiple Reference Stocks” and “—Anti-Dilution Adjustments” in the underlying supplement. This determination may, in turn, depend on the calculation agent’s judgment as to whether the event has materially interfered with our ability or the ability of one of our affiliates to unwind our hedge positions. The calculation agent will be required to carry out its duties in good faith and use its reasonable judgment. However, because we will be the calculation agent, potential conflicts of interest could arise. None of us, CIBCWM or any of our other affiliates will have any obligation to consider your interests as a holder of the notes in taking any action that might affect the value of your notes.

Tax Risks

The tax treatment of the notes is uncertain.

Significant aspects of the tax treatment of the notes are uncertain. You should consult your tax advisor about your own tax situation. See “United States Federal Income Tax Considerations” and “Certain Canadian Federal Income Tax Considerations” in this pricing supplement, “Material U.S. Federal Income Tax Consequences” in the underlying supplement and “Material Income Tax Consequences—Canadian Taxation” in the prospectus.

General Risks

Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes.

The notes are our senior unsecured debt obligations and are not, either directly or indirectly, an obligation of any third party. As further described in the accompanying prospectus and prospectus supplement, the notes will rank on par with all of our other unsecured and unsubordinated debt obligations, except such obligations as may be preferred by operation of law. Any payment to be made on the notes depends on our ability to satisfy our obligations as they come due. As a result, the actual and perceived creditworthiness of us may affect the market value of the notes and, in the event we were to default on our obligations, you may not receive the amounts owed to you under the terms of the notes. If we default on our obligations under the notes, your investment would be at risk and you could lose some or all of your investment. See “Description of Senior Debt Securities—Events of Default” in the accompanying prospectus.

The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes.

The initial issue price of the notes will exceed the Bank’s initial estimated value because costs associated with selling and structuring the notes, as well as hedging the notes, are included in the initial issue price of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates.

The Bank’s initial estimated value of the notes is only an estimate, which will be determined by reference to the Bank’s internal pricing models when the terms of the notes are set. This estimated value will be based on market conditions and other relevant factors existing at that time, the Bank’s internal funding rate on the Trade Date and the Bank’s assumptions about market parameters, which can include volatility, dividend rates, interest rates and other factors. Different pricing models and assumptions could provide valuations for the notes that are greater or less than the Bank’s initial estimated value. In addition, market conditions and other relevant factors in the future may change, and any assumptions may prove to be incorrect. On future dates, the market value of the notes could change significantly based on, among other things, changes in market conditions, including the prices of the Reference Stocks, the Bank’s creditworthiness, interest rate movements and other relevant factors, which may impact the price at which the agent or any other party would be willing to buy the notes from you in any secondary market transactions. The Bank’s initial estimated value does not represent a minimum price at which the agent or any other party would be willing to buy the notes in any secondary market (if any exists) at any time. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt.

The internal funding rate to be used in the determination of the Bank’s initial estimated value of the notes generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. If the Bank were to use the interest rate implied by our conventional fixed-rate debt, we would expect the economic terms of the notes to be more favorable to you. Consequently, our use of an internal funding rate for market-linked notes would have an adverse effect on the economic terms of the notes, the initial estimated value of the notes on the Trade Date, and any secondary market prices of the notes. See “The Bank’s Estimated Value of the Notes” in this pricing supplement.

The notes will not be listed on any securities exchange and we do not expect a trading market for the notes to develop.

The notes will not be listed on any securities exchange. Although CIBCWM and/or its affiliates may purchase the notes from holders, they are not obligated to do so and are not required to make a market for the notes. There can be no assurance that a secondary market will develop for the notes. Because we do not expect that any market makers will participate in a secondary market for the notes, the price at which you may be able to sell your notes is likely to depend on the price, if any, at which CIBCWM and/or its affiliates are willing to buy your notes.

If a secondary market does exist, it may be limited. Accordingly, there may be a limited number of buyers if you decide to sell your notes prior to maturity. This may affect the price you receive upon such sale. Consequently, you should be willing to hold the notes to maturity.

INFORMATION REGARDING THE REFERENCE STOCKS

General

The information below are brief descriptions of the Reference Stocks. We have derived the following information from publicly available documents. We have not independently verified the accuracy or completeness of the following information.

Because each Reference Stock is registered under the Securities Exchange Act of 1934 (the “Exchange Act”), each Reference Stock Issuer is required to file periodically certain financial and other information specified by the SEC. Information provided to or filed with the SEC by the Reference Stock Issuers can be located through the SEC’s website at http://www.sec.gov by reference to the applicable CIK number set forth below.

This document relates only to the notes and does not relate to the securities of any Reference Stock Issuer. None of us, CIBCWM, Raymond James, and our respective affiliates has participated or will participate in the preparation of any Reference Stock Issuer’s publicly available documents. None of us, CIBCWM, Raymond James, and our respective affiliates has made any due diligence inquiry with respect to any Reference Stock Issuer in connection with the offering of the notes. None of us, CIBCWM, Raymond James, and our respective affiliates makes any representation that the publicly available documents or any other publicly available information regarding the Reference Stock Issuers are accurate or complete. Furthermore, there can be no assurance that all events occurring prior to the date of this document, including events that would affect the accuracy or completeness of these publicly available documents that would affect the trading price of the Reference Stocks, have been or will be publicly disclosed. Subsequent disclosure of any events or the disclosure of or failure to disclose material future events concerning the Reference Stock Issuers could affect the prices of the Reference Stocks and therefore could affect your return on the notes. Information from outside sources is not incorporated by reference in, and should not be considered part of, this document or the accompanying prospectus, the prospectus supplement or the underlying supplement. The selection of the Reference Stocks is not a recommendation to buy or sell shares of the Reference Stocks.

Selection of the Composition of the Basket

The composition of the Basket and the identity of the Reference Stocks were selected in March 2022 by the Equity Research Department at Raymond James, which regularly publishes research regarding public companies.

However, any views expressed by such research department are separate and apart from the offering of these notes and do not constitute investment advice. There is no assurance that any Reference Stock Issuer will be successful or that the price of any Reference Stock will increase. The business, results of operations and prospects of such companies, are subject to conditions outside the control of Raymond James and CIBC. Moreover, the composition of the Basket does not reflect any investment recommendations from us, Raymond James or any of our respective affiliates. Nether we, Raymond James nor any of our respective affiliates makes any representation as to the performance of the Basket or any Reference Stock therein or otherwise endorses those stocks.

License Agreement

We have entered into a license agreement with Raymond James, under which we obtained the right to use the stocks discussed herein in connection with our issuance of the notes. Under the license agreement, we agreed to pay Raymond James a fee of up to 0.45% of the principal amount of the notes.

The license agreement requires this section to state as follows:

Solely by participating in this offering, Raymond James makes no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the Basket to track general or industry-specific stock market performance. Raymond James and its third party licensors have no obligation to take the needs of CIBC or the holders of the notes into consideration in determining, composing or calculating the Basket. CIBC is the calculation agent for the notes and will have discretion in making various determinations that affect the notes and Raymond James is not responsible for any such calculations or determinations. Raymond James has no obligation or liability in connection with the administration or trading of the notes.

Raymond James has licensed certain of its trademarks to us.

The mark “Raymond James” is a trademark of Raymond James and/or its affiliates, and has been licensed for our use.

The Reference Stocks

Analog Devices, Inc. (ADI)

Analog Devices, Inc. designs, manufactures, and markets integrated circuits used in analog and digital signal processing. The company’s products are used in communications, computer, industrial, instrumentation, military, aerospace, automotive, and high-performance consumer electronics applications. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 6281. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “ADI.”

The Allstate Corporation (ALL)

The Allstate Corporation provides property-liability insurance as well as other types of insurance in the United States and Canada. The company primarily sells private passenger automobile and homeowners insurance through independent and specialized brokers. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 899051. This Reference Stock trades on the New York Stock Exchange under the symbol “ALL.”

American Homes 4 Rent (AMH)

American Homes 4 Rent operates as an internally managed Maryland real estate investment trust focusing on acquiring, renovating, leasing, and operating single-family homes as rental properties. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1562401. This Reference Stock trades on the New York Stock Exchange under the symbol “AMH.”

Avnet, Inc. (AVT)

Avnet, Inc. distributes computer products and semiconductors, as well as interconnect, passive, and electromechanical components. The company markets and distributes these products and provides supply-chain integration, engineering design, and technical services. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 8858. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “AVT.”

Chubb Limited (CB)

Chubb Limited operates as a property and casualty insurance company. The company provides commercial and personal property, casualty, and personal accident and supplemental health insurance, reinsurance, and life insurance to a diverse group of clients. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 896159. This Reference Stock trades on the New York Stock Exchange under the symbol “CB.”

Cisco Systems, Inc. (CSCO)

Cisco Systems, Inc. designs, manufactures, and sells Internet Protocol (IP)-based networking and other products related to the communications and information technology (IT) industry and provide services associated with these products and their use. The company provides products for transporting data, voice, and video within buildings, across campuses, and globally. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 858877. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “CSCO.”

Casella Waste Systems, Inc. (CWST)

Casella Waste Systems, Inc. provides integrated and non-hazardous solid waste services throughout the Eastern United States. The company offers collection, transfer, disposal, and recycling services, generates steam, and manufactures finished products utilizing recyclable materials. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 911177. This Reference Stock trades on The Nasdaq Stock Market LLC under the symbol “CWST.”

Darling Ingredients Inc. (DAR)

Darling Ingredients Inc. collects and recycles animal processing by-products and used restaurant cooking oil. The company also provides grease trap collection services to restaurants. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0916540. This Reference Stock trades on the New York Stock Exchange under the symbol “DAR.”

Devon Energy Corporation (DVN)

Devon Energy Corporation operates as an energy company that is involved primarily in oil and gas exploration, development and production, the transportation of oil, gas, and NGLs and the processing of natural gas. The company also has marketing and midstream operations primarily in North America that include gas, crude oil, and NGLs. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1090012. This Reference Stock trades on the New York Stock Exchange under the symbol “DVN.”

Eagle Materials Inc. (EXP)

Eagle Materials Inc. manufactures and distributes cement, gypsum wallboard, recycled paperboard, and concrete and aggregates. The company’s products are used in the construction of homes, commercial and industrial buildings, and governmental buildings. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0918646. This Reference Stock trades on the New York Stock Exchange under the symbol “EXP.”

Diamondback Energy, Inc. (FANG)

Diamondback Energy, Inc. operates as an independent oil and natural gas company currently focused on the acquisition, development, exploration, and exploitation of unconventional, onshore oil, and natural gas reserves in the Permian Basin in West Texas. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1539838. This Reference Stock trades on The Nasdaq Stock Market LLC under the symbol “FANG.”

Freeport-McMoRan Inc. (FCX)

Freeport-McMoRan Inc. is an international natural resources company. The company operates large, long-lived, geographically diverse assets with significant reserves of copper, gold, molybdenum, cobalt, oil, and gas. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 831259. This Reference Stock trades on New York Stock Exchange under the symbol “FCX.”

Forward Air Corporation (FWRD)

Forward Air Corporation provides transportation services to air freight forwarders, air cargo carriers, and domestic and international airlines. The company also operates a truckload business. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 912728. This Reference Stock trades on The Nasdaq Stock Market LLC under the symbol “FWRD.”

The Hartford Financial Services Group, Inc. (HIG)

The Hartford Financial Services Group, Inc. provides a range of insurance products. The company’s products include property and casualty insurance, group benefits, and mutual funds. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 874766. This Reference Stock trades on the New York Stock Exchange under the symbol “HIG.”

Cheniere Energy, Inc. (LNG)

Cheniere Energy, Inc. is an energy company focused on LNG-related businesses. The company owns and operates liquefied natural gas receiving terminals and liquefied natural gas pipelines. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 3570. This Reference Stock trades on the New York Stock Exchange under the symbol “LNG.”

Marathon Oil Corporation (MRO)

Marathon Oil Corporation is an independent international energy company. The company engages in exploration and production of petroleum and natural gas. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 101778. This Reference Stock trades on the New York Stock Exchange under the symbol “MRO.”

Newmont Corporation (NEM)

Newmont Corporation acquires, explores, and develops mineral properties. The company produces and markets gold, copper, silver, zinc, and lead. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1164727. This Reference Stock trades on the New York Stock Exchange under the symbol “NEM.”

ON Semiconductor Corporation (ON)

ON Semiconductor Corporation supplies analog, standard logic, and discrete semiconductors for data and power management. The company offers products include integrated circuits and analog ICs. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1097864. This Reference Stock trades on The Nasdaq Stock Market LLC under the symbol “ON.”

Old Republic International Corporation (ORI)

Old Republic International Corporation is an insurance holding company whose subsidiaries market, underwrite, and provide risk management services. The company provides services for a variety of coverages in the property and liability, mortgage guaranty, title, and life and health insurance fields. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 74260. This Reference Stock trades on the New York Stock Exchange under the symbol “ORI.”

PulteGroup, Inc. (PHM)

PulteGroup, Inc. sells and constructs homes, and purchases, develops, and sells residential land and develops active adult communities. The company also provides mortgage financing, title insurance, and other services to home buyers. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 822416. This Reference Stock trades on the New York Stock Exchange under the symbol “PHM.”

Pioneer Natural Resources Company (PXD)

Pioneer Natural Resources Company operates as an independent oil and gas exploration and production company. The company engages in onshore oil and gas drilling, exploration, and production. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1038357. This Reference Stock trades on the New York Stock Exchange under the symbol “PXD.”

Royal Gold, Inc. (RGLD)

Royal Gold, Inc. is a precious metals stream and royalty company engaged in the acquisition and management of precious metal streams, royalties, and other similar production-based interests. The company focuses on producing, development, evaluation, and exploration stage streams and royalties located in prolific gold regions. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 85535. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “RGLD.”

Signature Bank York NY (SBNY)

Signature Bank is a full service commercial bank that serves privately owned business clients and their owners and senior managers. The bank offers business and personal banking products and services, as well as investment, brokerage, asset management, and insurance products. Information filed by the bank with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1288784. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “SBNY.”

Tractor Supply Company (TSCO)

Tractor Supply Company operates a retail farm store chain in the United States. The company provides farm maintenance, animal, general maintenance, lawn and garden, light truck equipment, work clothing, and other products. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 916365. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “TSCO.”

Webster Financial Corporation (WBS)

Webster Financial Corporation is a bank holding company. The company's banking subsidiary provides a range of financial services to individuals, families, and businesses throughout southern New England and eastern New York State. It provides business and consumer banking, mortgage lending, financial planning, trust and investment services, as well as Internet banking. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 801337. This Reference Stock trades on the New York Stock Exchange under the symbol “WBS.”

WESCO International, Inc. (WCC)

WESCO International, Inc. distributes electrical products and other industrial maintenance, repair, and operating supplies. The company also provides integrated supply services. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 929008. This Reference Stock trades on the New York Stock Exchange under the symbol “WCC.”

Wintrust Financial Corporation (WTFC)

Wintrust Financial Corporation is a multi-bank holding company providing community-based banking services in various suburbs of Chicago, Illinois. The company provides a variety of commercial and personal financial services to individuals, businesses, local governmental units, and institutions. Information filed by the company with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 1015328. This Reference Stock trades on the Nasdaq Global Select Market under the symbol “WTFC.”

Zions Bancorporation, National Association (ZION)

Zions Bancorporation, National Association provides personal and commercial banking services. The bank offers deposits, personal loans, e-banking, trade finance, foreign exchange, mortgage, and other banking services. Information filed by the bank with the SEC under the Exchange Act can be located by reference to its SEC CIK number: 0109380. This Reference Stock trades on The Nasdaq Stock Market LLC under the symbol “ZION.”

Historical Performance of the Reference Stocks

The following graphs set forth daily Closing Prices of the Reference Stocks for the period from January 1, 2017 (or the date the relevant Reference Stocks began trading, as applicable) to March 29, 2022. We obtained the Closing Prices below from Bloomberg L.P. (“Bloomberg”) without independent verification. The historical performance of a Reference Stock should not be taken as an indication of its future performance, and no assurances can be given as to the price of any Reference Stock at any time during the term of the notes, including the Final Valuation Date. We cannot give you assurance that the performance of the Reference Stocks will result in the return of any of your investment.

Historical Performance of ADI

Source: Bloomberg

Historical Performance of ALL

Source: Bloomberg

Historical Performance of AMH

Source: Bloomberg

Historical Performance of AVT

Source: Bloomberg

Historical Performance of CB

Source: Bloomberg

Historical Performance of CSCO

Source: Bloomberg

Historical Performance of CWST

Source: Bloomberg

Historical Performance of DAR

Source: Bloomberg

Historical Performance of DVN

Source: Bloomberg

Historical Performance of EXP

Source: Bloomberg

Historical Performance of FANG

Source: Bloomberg

Historical Performance of FCX

Source: Bloomberg

Historical Performance of FWRD

Source: Bloomberg

Historical Performance of HIG

Source: Bloomberg

Historical Performance of LNG

Source: Bloomberg

Historical Performance of MRO

Closing Price ($)
20
10
0
Jan - 17
Apr - 17
Jul - 17
Oct - 17
Jan - 18
Apr - 18
Jul - 18
Oct - 18
Jan - 19
Apr - 19
Jul - 19
Oct - 19
Jan - 20
Apr - 20
Jul - 20
Oct - 20
Jan - 21
Apr - 21
Jul - 21
Oct - 21
Jan - 22
Dates

Source: Bloomberg

Historical Performance of NEM

Source: Bloomberg

Historical Performance of ON

Source: Bloomberg

Historical Performance of ORI

Source: Bloomberg

Historical Performance of PHM

Source: Bloomberg

Historical Performance of PXD

Source: Bloomberg

Historical Performance of RGLD

Source: Bloomberg

Historical Performance of SBNY

Source: Bloomberg

Historical Performance of TSCO

Source: Bloomberg

Historical Performance of WBS

Source: Bloomberg

Historical Performance of WCC

Closing Price ($)
125
100
75
50
25
0
Jan - 17
Apr - 17
Jul - 17
Oct - 17
Jan - 18
Apr - 18
Jul - 18
Oct - 18
Jan - 19
Apr - 19
Jul - 19
Oct - 19
Jan - 20
Apr - 20
Jul - 20
Oct - 20
Jan - 21
Apr - 21
Jul - 21
Oct - 21
Jan - 22
Dates

Source: Bloomberg

Historical Performance of WTFC

Source: Bloomberg

Historical Performance of ZION

Source: Bloomberg

UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following discussion is a brief summary of the material U.S. federal income tax considerations relating to an investment in the notes. The following summary is not complete and is both qualified and supplemented by (although to the extent inconsistent supersedes) the discussion entitled “Material U.S. Federal Income Tax Consequences” in the underlying supplement, which you should carefully review prior to investing in the notes. It applies only to those holders who are not excluded from the discussion of United States Taxation in the accompanying prospectus.

U.S. Holders. The following discussion applies to U.S. Holders (as defined in the prospectus) of the notes.

The U.S. federal income tax considerations of your investment in the notes are uncertain. No statutory, judicial or administrative authority directly discusses how the notes should be treated for U.S. federal income tax purposes. In the opinion of our tax counsel, Mayer Brown LLP, it would generally be reasonable to treat the notes as prepaid derivative contracts. Pursuant to the terms of the notes, you agree to treat the notes in this manner for all U.S. federal income tax purposes. If this treatment is respected, subject to the discussion in the Underlying Supplement concerning the potential application of the “constructive ownership” rules under Section 1260 of the Code, you should generally recognize capital gain or loss upon the sale, exchange, redemption or payment upon maturity in an amount equal to the difference between the amount you receive in such transaction and the amount that you paid for your notes. Such gain or loss should generally be treated as long-term capital gain or loss if you have held your notes for more than one year. Although the tax treatment of the coupon payments is unclear, we intend to treat any coupon payments, including on the Maturity Date, as ordinary income includible in income by you at the time it accrues or is received in accordance with your normal method of accounting for U.S. federal income tax purposes. The coupon payments paid to holders of the notes will not be treated by us as a pass through of an actual dividend paid on the Reference Stocks. As a result, an individual holder of a note will not be entitled to treat the coupon payments as qualified dividend income eligible for the lower tax rates applicable to such income nor claim a credit for any taxes imposed on the issuer that reduces the amount paid to the investor. Concomitantly, a corporate holder of a note will not be entitled to corporate dividends received deduction with respect to the coupon payments.

The expected characterization of the notes is not binding on the U.S. Internal Revenue Service (the “IRS”) or the courts. It is possible that the IRS would seek to characterize the notes in a manner that results in tax consequences to you that are different from those described above or in the accompanying underlying supplement. For a more detailed discussion of certain alternative characterizations with respect to the notes and certain other considerations with respect to an investment in the notes, you should consider the discussion set forth in “Material U.S. Federal Income Tax Consequences” of the underlying supplement. We are not responsible for any adverse consequences that you may experience as a result of any alternative characterization of the notes for U.S. federal income tax or other tax purposes.

Non-U.S. Holders. The notes are not intended for purchase by any investor that is not a United States person, as that term is defined for U.S. federal income tax purposes, and no dealer may make offers of the notes to any such investor. Notwithstanding this intended restriction on purchases, the following discussion applies to Non-U.S. Holders (as defined in the prospectus) of the notes.

A “dividend equivalent” payment is treated as a dividend from sources within the U.S. and such payments generally would be subject to a 30% U.S. withholding tax if paid to a Non-U.S. Holder. Under U.S. Treasury Department regulations, payments (including deemed payments) with respect to equity-linked instruments (“ELIs”) that are “specified ELIs” may be treated as dividend equivalents if such specified ELIs reference an interest in an “underlying security,” which is generally any interest in an entity taxable as a corporation for U.S. federal income tax purposes if a payment with respect to such interest could give rise to a U.S. source dividend. IRS guidance provides that withholding on dividend equivalent payments will not apply to specified ELIs that are not delta-one instruments and that are issued before January 1, 2023. Because the delta of the notes with respect to the Basket will be one, dividend equivalent payments will be subject to withholding. The dividend equivalent amounts may not necessarily be the same as the coupon payments. We will not pay any additional amounts in respect of any dividend equivalent withholding.

Payments on the notes will not be subject to withholding if such payments are effectively connected with the conduct by the Non-U.S. Holder of a trade or business in the United States (in which case, to avoid withholding, the Non-U.S. Holder will be required to provide a Form W-8ECI). To claim benefits under an income tax treaty, a Non-U.S. Holder must obtain a taxpayer identification number and certify as to its eligibility under the appropriate treaty’s limitations on benefits article, if applicable (which certification may generally be made on an IRS Form W-8BEN or W-8BEN-E, or a substitute or successor form). In addition, special rules may apply to claims for treaty benefits made by corporate Non-U.S. Holders. A Non-U.S. Holder that is eligible for a reduced rate of U.S. federal withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the Internal Revenue Service. Non-U.S. Holder must consult their tax advisors in this regard.

Except as discussed below, a Non-U.S. Holder will generally not be subject to U.S. federal income or withholding tax on any gain (not including for the avoidance of doubt any dividend equivalent withholding, which would be subject to the rules discussed above) upon the sale or maturity of the notes, provided that (i) the holder complies with any applicable certification requirements (which certification may generally be made on an IRS Form W-8BEN or W-8BEN-E, or a substitute or successor form), (ii) the payment is not effectively connected with the conduct by the holder of a U.S. trade or business, and (iii) if the holder is a non-resident alien individual, such holder is not present in the U.S. for 183 days or more during the taxable year of the sale or maturity of the notes. In the case of (ii) above, the holder generally would be subject to U.S. federal income tax with respect to any income or gain in the same manner as if the holder were a U.S. Holder and, in the case of a holder that is a corporation, the holder may also be subject to a branch profits tax equal to 30% (or such lower rate provided by an applicable U.S. income tax treaty) of a portion of its earnings and profits for the taxable year that are effectively connected with its conduct of a trade or business in the U.S., subject to certain adjustments.

As discussed in the underlying supplement, alternative characterizations of the notes for U.S. federal income tax purposes are possible. Should an alternative characterization, by reason of change or clarification of the law, by regulation or otherwise, cause payments as to the notes to become subject to withholding tax in addition to the withholding tax described above, we will withhold tax at the applicable statutory rate and we will not be required to pay any additional amounts in respect of such withholding. Prospective investors should consult their own tax advisors in this regard.

You should consult your tax advisor as to the tax consequences of such characterization and any possible alternative characterizations of the notes for U.S. federal income tax purposes. You should also consult your tax advisor concerning the U.S. federal income tax and other tax consequences of your investment in the notes in your particular circumstances, including the application of state, local or other tax laws and the possible effects of changes in federal or other tax laws.

CERTAIN CANADIAN FEDERAL INCOME TAX CONSIDERATIONS

In the opinion of Blake, Cassels & Graydon LLP, our Canadian tax counsel, the following summary describes the principal Canadian federal income tax considerations under the Income Tax Act (Canada) and the regulations thereto (the “Canadian Tax Act”) generally applicable at the date hereof to a purchaser who acquires beneficial ownership of a note pursuant to this pricing supplement and who for the purposes of the Canadian Tax Act and at all relevant times: (a) is neither resident nor deemed to be resident in Canada; (b) deals at arm’s length with the Issuer and any transferee resident (or deemed to be resident) in Canada to whom the purchaser disposes of the note; (c) does not use or hold and is not deemed to use or hold the note in, or in the course of, carrying on a business in Canada; (d) is entitled to receive all payments (including any interest and principal) made on the note; and (e) is not a, and deals at arm’s length with any, “specified shareholder” of the Issuer for purposes of the thin capitalization rules in the Canadian Tax Act (a “Non-Resident Holder”). A “specified shareholder” for these purposes generally includes a person who (either alone or together with persons with whom that person is not dealing at arm’s length for the purposes of the Canadian Tax Act) owns or has the right to acquire or control or is otherwise deemed to own 25% or more of the Issuer’s shares determined on a votes or fair market value basis. Special rules which apply to non-resident insurers carrying on business in Canada and elsewhere are not discussed in this summary.

This summary assumes that none of the Reference Stocks, or any other stock substituted for a Reference Stock as described under “Certain Terms of the Notes—Anti-Dilution Adjustments—Reorganization Events” in the underlying supplement, will at any relevant time be stock of a company resident in Canada for purposes of the Canadian Tax Act.

This summary is supplemental to and should be read together with the description of material Canadian federal income tax considerations relevant to a Non-Resident Holder owning notes under “Material Income Tax Consequences—Canadian Taxation” in the accompanying prospectus and a Non-Resident Holder should carefully read that description as well.

This summary is of a general nature only and is not intended to be, nor should it be construed to be, legal or tax advice to any particular Non-Resident Holder. Non-Resident Holders are advised to consult with their own tax advisors with respect to their particular circumstances.

Based on Canadian tax counsel’s understanding of the Canada Revenue Agency’s administrative policies, and having regard to the terms of the notes, interest payable on the notes should not be considered to be “participating debt interest” as defined in the Canadian Tax Act and accordingly, a Non-Resident Holder should not be subject to Canadian non-resident withholding tax in respect of amounts paid or credited or deemed to have been paid or credited by the Issuer on a note as, on account of or in lieu of payment of, or in satisfaction of, interest.

Non-Resident Holders should consult their own advisors regarding the consequences to them of a disposition of notes to a person with whom they are not dealing at arm’s length for purposes of the Canadian Tax Act.

SUPPLEMENTAL PLAN OF DISTRIBUTION (CONFLICTS OF INTEREST)

CIBCWM will purchase the notes from CIBC at the price to public less the underwriting discount set forth on the cover page of this pricing supplement for distribution to other registered broker-dealers, or will offer the notes directly to investors. CIBCWM or other registered broker-dealers will offer the notes at the price to public set forth on the cover page of this pricing supplement. CIBCWM may receive a commission of up to $12.50 (1.25%) per $1,000 principal amount of the notes and may use a portion or all of that commission to allow selling concessions to other dealers in connection with the distribution of the notes. The other dealers may forgo, in their sole discretion, some or all of their selling concessions.

CIBCWM is our affiliate, and is deemed to have a conflict of interest under FINRA Rule 5121. In accordance with FINRA Rule 5121, CIBCWM may not make sales in this offering to any of its discretionary accounts without the prior written approval of the customer.

We expect to deliver the notes against payment therefor in New York, New York on a date that is more than two business days following the Trade Date. Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on any date prior to two business days before delivery will be required to specify alternative settlement arrangements to prevent a failed settlement.

The Bank may use this pricing supplement in the initial sale of the notes. In addition, CIBCWM or another of the Bank’s affiliates may use this pricing supplement in market-making transactions in any notes after their initial sale. Unless CIBCWM or we inform you otherwise in the confirmation of sale, this pricing supplement is being used by CIBCWM in a market-making transaction.

While CIBCWM may make markets in the notes, it is under no obligation to do so and may discontinue any market-making activities at any time without notice. The price that it makes available from time to time after the Original Issue Date at which it would be willing to repurchase the notes will generally reflect its estimate of their value. That estimated value will be based upon a variety of factors, including then prevailing market conditions, our creditworthiness and transaction costs. However, for a period of approximately three months after the Trade Date, the price at which CIBCWM may repurchase the notes is expected to be higher than their estimated value at that time. This is because, at the beginning of this period, that price will not include certain costs that were included in the initial issue price, particularly our hedging costs and profits. As the period continues, these costs are expected to be gradually included in the price that CIBCWM would be willing to pay, and the difference between that price and CIBCWM’s estimate of the value of the notes will decrease over time until the end of this period. After this period, if CIBCWM continues to make a market in the notes, the prices that it would pay for them are expected to reflect its estimated value, as well as customary bid-ask spreads for similar trades. In addition, the value of the notes shown on your account statement may not be identical to the price at which CIBCWM would be willing to purchase the notes at that time, and could be lower than CIBCWM’s price. See the section titled “Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

The price at which you purchase the notes includes costs that the Bank or its affiliates expect to incur and profits that the Bank or its affiliates expect to realize in connection with hedging activities related to the notes. These costs and profits will likely reduce the secondary market price, if any secondary market develops, for the notes. As a result, you may experience an immediate and substantial decline in the market value of your notes on the Original Issue Date.

THE BANK’S ESTIMATED VALUE OF THE NOTES

The Bank’s initial estimated value of the notes set forth on the cover of this pricing supplement is equal to the sum of the values of the following hypothetical components: (1) a fixed-income debt component with the same maturity as the notes, valued using our internal funding rate for structured debt described below, and (2) the derivative or derivatives underlying the economic terms of the notes. The Bank’s initial estimated value does not represent a minimum price at which CIBCWM or any other person would be willing to buy your notes in any secondary market (if any exists) at any time. The internal funding rate used in the determination of the Bank’s initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The discount is based on, among other things, our view of the funding value of the notes as well as the higher issuance, operational and ongoing liability management costs of the notes in comparison to those costs for our conventional fixed-rate debt. For additional information, see “Additional Risk Factors—The Bank’s initial estimated value of the notes will not be determined by reference to credit spreads for our conventional fixed-rate debt” in this pricing supplement. The value of the derivative or derivatives underlying the economic terms of the notes is derived from the Bank’s or a third party hedge provider’s internal pricing models. These models are dependent on inputs such as the traded market prices of comparable derivative instruments and on various other inputs, some of which are market-observable, and which can include volatility, dividend rates, interest rates and other factors, as well as assumptions about future market events and/or environments. Accordingly, the Bank’s initial estimated value of the notes will be determined when the terms of the notes are set based on market conditions and other relevant factors and assumptions existing at that time. See “Additional Risk Factors—The Bank’s initial estimated value does not represent future values of the notes and may differ from others’ estimates” in this pricing supplement.

The Bank’s initial estimated value of the notes will be lower than the initial issue price of the notes because costs associated with selling, structuring and hedging the notes are included in the initial issue price of the notes. These costs include the projected profits that our hedge counterparties, which may include our affiliates, expect to realize for assuming risks inherent in hedging our obligations under the notes and the estimated cost of hedging our obligations under the notes. Because hedging our obligations entails risk and may be influenced by market forces beyond our control, this hedging may result in a profit that is more or less than expected, or it may result in a loss. We or one or more of our affiliates will retain any profits realized in hedging our obligations under the notes. See “Additional Risk Factors—The Bank’s initial estimated value of the notes will be lower than the initial issue price (price to public) of the notes” in this pricing supplement.